EXHIBIT 10.39

HANCOCK FABRICS, INC.
ONE FASHION WAY
BALDWYN, MISSISSIPPI 38824

January 26, 2011

Jane F. Aggers
2557 Mount Vernon Road
Tupelo, MS 38804

Re:  Confidential Separation Agreement and General Release

Dear Jane:

This letter (the “Agreement”) will confirm the arrangements we have discussed concerning your involuntary separation from Hancock Fabrics, Inc. (the “Company” or “we” or “us”).  It constitutes our entire understanding regarding the terms of your separation.

Separation of Employment.  Your employment with the Company is being terminated pursuant to Section 5(d) of your Employment Agreement with the Company dated as of August 1, 2008, by and between you and the Company (as amended or supplemented through the date hereof) (the “Employment Agreement”) as an “Involuntary Termination Without Cause Not in a Change of Control Period.”  Your last day of employment with the Company will be January 28, 2011 (your “Separation Date”).  In addition, you hereby agree that you will tender your written resignation from the Company’s Board of Directors (and all subsidiaries of the Company), effective on your Separation Date.  As of your Separation Date, you will be relieved of all further duties and responsibilities and are no longer authorized to transact business or incur any expenses, obligations, or liabilities on behalf of the Company.  However, you agree to be available for a period of thirty (30) months from your Separation Date to respond to future inquiries or reasonable requests for assistance from us related to matters arising during your employment with the Company or its predecessors.  Following this thirty (30) month period, you shall be under no further obligation to be available to the Company.  To the extent you provide more than five hours of such post-separation assistance during any calendar month within the 30-month period, the Company will compensate you at the rate of $225 per hour above five hours, payable monthly against your invoice describing the hours expended.  The Company will also reimburse you for your reasonable out-of-pocket expenses incurred by you in connection with the provision of such post-separation assistance.

Post-Separation Benefits.  In exchange for your executing and not revoking this Agreement and for your abiding by its terms, and in satisfaction of any severance obligations or benefits to which you may be entitled under your Employment Agreement, the Company’s Short-Term Incentive Program and Long-Term Incentive Program, and any other bonus plan, severance plan or agreement, the Company will provide you with the following severance benefits as specified in Section 5(d) of your Employment Agreement:

1.           The Company will pay you on a monthly basis on normal payroll dates your regular monthly base salary of $37,500 per month, less payroll deductions, as severance pay for a period of thirty (30) months, commencing on the first normal payroll date after the later of (i) the Separation Date and (ii) the Effective Date.  At the Company’s option, the Company may pay your severance pay in accordance with the Company’s normal payroll procedures in effect from time to time, provided that such payments shall not be less frequent than monthly.  In the event the Company is informed of your death prior to the end of such thirty month period, the Company will remit any remaining severance payments pursuant to this paragraph as they become due directly to the Jane A. Aggers Revocable Trust dated July 24, 2009, pursuant to instructions from the trustee of such trust or as otherwise directed by the appropriate probate court upon evidence reasonably satisfactory to the Company as to the proper party to receive payment.  The payment date on which your severance pay will commence is not being delayed pursuant to Section 409A of the Internal Revenue Code in reliance upon an exception to Section 409A.

2.           The Company will reimburse you monthly commencing with February 2011, against proper documentation of actual expense, for the cost of healthcare insurance coverage, life insurance coverage and disability insurance coverage at levels reasonably equivalent to the coverage you received while employed by the Company for a period of thirty (30) months from your Separation Date or until you commence work with a subsequent employer, whichever is shorter.  The period of post-separation healthcare coverage reimbursement provided by the Company shall not count against your entitlement to continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  After the period of post-separation healthcare insurance coverage reimbursement provided by the Company pursuant to this Agreement ends, you may apply for any additional continued healthcare coverage to which you may be entitled at your own expense under COBRA.  If you obtain employment with any subsequent employer during the thirty-month period immediately following your Separation Date, you must promptly deliver to the Company (Attention:  Vice President – Human Resources) written notification of the name of your new employer.

3.           You have previously been granted certain stock options pursuant to the Company’s 2001 Stock Incentive Plan, as amended (the “Stock Plan”), as follows:

	Grant Date	# Options Granted	Exercise Price	# Options Vested	Vested Options Previously Exercised	Outstanding Vested Options	Remaining Unvested Options	Vesting of Remaining Unvested Options
1	8/7/2008	100,000	$1.58	60,417	33,333	27,084	39,583	2,083 will vest on 7th of each month during term
2	8/7/2008	80,000	$1.58	48,333	26,667	21,666	31,667	1,667 will vest on 7th of each month during term
3	4/16/2009	100,000	$0.65	33,330	33,330	-	66,670	Remaining unvested options forfeited

As permitted by the Stock Plan, you assigned the above-described options in August 2009 to JMA 82, LLC, a limited liability company of which you are the majority owner, which assignment was approved at such time by the Company.  Other than the stock options described in the table above, you have no other stock options or unvested shares of restricted stock under the Stock Plan.  As noted in the table above, the Remaining Unvested Options described above in rows 1 and 2 (the “Continuing Options”) will continue to vest on the applicable vesting schedule set forth above in accordance with the Stock Plan.  The Remaining Unvested Options described in row 3 above shall be and hereby are forfeited.  At your written request delivered to the Company at least 30 days prior to any desired exercise date, the Company will agree to accelerate the vesting of the Continuing Options to allow JMA 82, LLC to exercise them in 2011; provided, however, that as a condition to such exercise of any such accelerated options you and JMA 82, LLC will be required to execute a lock-up letter in form satisfactory to the Company by which you and JMA 82, LLC agree not to sell, assign, pledge or transfer (or enter into any agreement to do any of the foregoing or which has the economic effects of any of the foregoing) until the respective underlying shares acquired upon exercise would have vested according to the schedule described in the table above.

4.           The Company will reimburse you promptly for any reasonable business expenses incurred by you in accordance with applicable Company policies prior to the Separation Date, provided that you request such reimbursement within thirty days after the Separation Date and comply with the Company’s applicable expense reimbursement policies as to substantiation and documentation.

This Agreement shall at all times be interpreted in good faith in compliance and in accordance with the requirements of Section 409A of the Internal Revenue Code.

You acknowledge that the payments and benefits described above and all other benefits and consideration contained herein are given to you in exchange for your executing and not revoking this Agreement and for your abiding by its terms.  You further acknowledge that some or all of the payments, benefits, and offers described above are not required by the Company’s policies and procedures or by the terms of your Employment Agreement with the Company in the absence of your execution of this Agreement and constitute value to which you are not already entitled.

Except as expressly stated above and subject to the restrictive covenants in the Employment Agreement, your entitlement to the payments and benefits listed above shall not be affected by your obtaining other employment after your Separation Date.  You will not be eligible to accrue vacation, participate in any 401(k) plan, or receive any other employment benefits after your Separation Date other than those that are specifically set forth above.  No further amounts shall be due or owed to you from the Company for or in any way relating to or connected with your employment with us, except as expressly set forth herein.  You represent that you are not indebted to the Company for any outstanding loans or advances from the Company or any affiliate, and agree that to the extent any such loan or advance is outstanding as of the Effective Date the Company may deduct such amount from the amount otherwise payable to you pursuant to this Agreement.

Regardless of whether you execute this Agreement, you will receive your regular base salary payments for your employment up to and including your Separation Date, plus a lump sum payment for any accrued but unused vacation time, less required deductions.

Return of Property.  Except for items you are permitted to retain by express provision of this Agreement, you represent that you have returned or agree that you will return to the Company on or before the Effective Date of this Agreement any and all Company property in your possession or control, including, but not limited to, all keys, credit cards, computers, cellular telephones, BlackBerries, vehicles and other personal items or equipment provided to you by the Company for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings, or papers, and any copies thereof, relating to the affairs of the Company.

Nondisparagement.  You understand and agree that your entitlement to the benefits agreed to above are conditioned on your continued support of the Company.  You agree not to make any oral or written statement or take any other action that disparages or criticizes the Company, its Board of Directors (including individual Directors), its management (including individual executives or managers), or its practices; that harms the Company’s good reputation; or that disrupts or impairs its normal, ongoing business operations.  You understand that this nondisparagement provision does not apply on occasions when you are subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.  You also understand that the foregoing nondisparagement provision does not apply on occasions when you provide truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.  Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate you with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.   The Company agrees not to make any oral or written statement or take any other action that disparages or criticizes you or that harms your good reputation.

Continuing Obligations Under Employment Agreement.  You understand and agree that you remain subject to the covenants contained in Section 7 of your Employment Agreement for a period of thirty (30) months following the Separation Date.

Confidentiality.  You agree that you will keep the terms, amount, and fact of this Agreement completely confidential, and that, except as required by law or authorized in writing by the Company, and except for information publicly disclosed by the Company, you will not hereafter disclose any information concerning this Agreement to anyone other than your immediate family and professional representatives who will be informed by you of, and must agree to be bound by, this confidentiality clause before you disclose any information about this Agreement to them.

You also agree that you will not copy, remove, or in any way use, disclose, or give to others any of the Company’s “Confidential Information.”  “Confidential Information” consists of information relating to the Company’s business that derives economic value, actual or potential, from not being generally known to others and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, pricing methods; marketing programs, materials, initiatives, approaches, and operating methods; business plans; business goals and objectives; financial performance, income, and other financial data; strategic plans; and lists of actual or potential customers or suppliers.  Confidential Information does not include information that the Company has disclosed publicly, such as in a news release or in its filings with the Securities and Exchange Commission, or information that is or becomes available to the public through no action of yours.  This provision regarding nondisclosure of Confidential Information will cease to apply to Confidential Information that is not also a trade secret two (2) years after the Separation Date.  Nothing in this provision regarding nondisclosure of Confidential Information should be construed, however, as prohibiting any obligations to disclose Confidential Information as legally compelled by court order, but you agree that you will disclose Confidential Information compelled by court order only to the extent required and only after providing prompt notice of any such court order to the Company’s Board of Directors.

You acknowledge that a breach or threatened breach of the terms of this confidentiality provision by you would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage.  Therefore, the Company shall be entitled to injunctive relief in the event of your breach or threatened breach of any of the terms contained in this provision concerning Confidential Information.

The undertakings in the provisions of this Agreement regarding confidentiality shall survive the termination of other arrangements in this Agreement.

General Release.  Except for any claims you may have at the time of your execution of this Agreement that are expressly exempted herein from the scope of this General Release provision and in further consideration of the benefits we have agreed to provide you, you, on behalf of yourself, your successors, administrators, heirs and assigns, hereby fully release, waive and forever discharge Hancock Fabrics, Inc. and each of its predecessors, successors, subsidiaries and affiliated companies (collectively, the “Company”), and, in such capacities, all of the shareholders, directors, officers, attorneys, employees, assigns and owners, whether past, present or future, respectively, of, and any other person or entity connected with, any of the foregoing (the “Released Parties”) from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, and/or liabilities of any nature, including costs, attorneys’ fees and expenses, whether known or unknown, arising out of your employment with or separation from the Company (hereinafter “Claim” or “Claims”), such as (by way of example only) any Claims for compensation, bonus, severance, or other benefits, Claims for breach of contract, wrongful discharge Claims, tort Claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation), Claims under state or local wage and hour laws and wage payment laws, Claims for reimbursements; and/or Claims under any of the following, in each case as amended:  (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. § 1981 (race discrimination); (3) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (4) Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Executive Order 11141 (age discrimination); (5) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (disability discrimination); (6) the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; (7) the Immigration Reform and Control Act, 8 U.S.C. §§ 1324a and 1324b; (8) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; (9) the Vietnam Era Veterans Readjustment Assistance Act, 38 U.S.C. § 4211 et seq.; and (10) §§ 503-504 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 793 and 794 (disability discrimination); and/or any other Claims under any other state, federal, local, or non-U.S. law, statute, regulation, or common law or Claims at equity relating to conduct or events occurring prior to the date on which this General Release is fully executed, with regard to your employment with the Company and the termination thereof.

This General Release shall not extend to or include any matter, occurrence or event occurring after the execution of this Agreement or the following:  (a) any rights or obligations under applicable law which cannot be waived or released pursuant to a private agreement; (b) your rights with regard to accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (c) your rights as a holder of a promissory note in the original principal amount of $100,000 and related warrants to purchase 40,000 shares of Company common stock issued to you in connection with the Company’s emergence from bankruptcy.  You represent and warrant that, as of the date of your execution of this Agreement, you have not assigned or transferred any claims of any nature you would otherwise have against the Company, its successors or assigns.

By signing this Agreement, including this General Release provision, you acknowledge that:

(i)           You have read and fully understand the terms of this General Release provision and have had the opportunity to negotiate its terms;

(ii)          You have been advised and urged to consult with your attorneys concerning the terms of this Agreement, including this General Release provision, and that you have done so to the extent you deem necessary;

(iii)         You have agreed to this General Release provision knowingly and voluntarily;

(iv)         You have been given twenty-four (24) days to consider this Agreement, including this General Release provision, and acknowledge that in the event that you execute this Agreement prior to the expiration of the twenty-four (24) day period, you hereby waive the balance of said period;

(v)         You will have seven (7) days following the execution of this Agreement to revoke this Agreement and this Agreement shall not become effective or enforceable until the revocation period has expired.  Any revocation within this seven (7) day period must be submitted in writing and personally delivered to the attention of Rob Driskell at the Company’s offices at One Fashion Way, Baldwyn, MS 38824, within seven (7) days of your execution of this Agreement.  No payments or benefits provided for herein shall be paid or provided until after the seven (7) day period has expired and the General Release has become effective.  If this General Release is revoked by you then you shall forfeit the payments, benefits and all other consideration provided for in this Agreement, and the Company shall not be required to provide any such payment or other consideration; and

(vi)         You have agreed that no part of this General Release provision may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in writing and signed by the Company and you.

This General Release provision expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal.  This General Release provision does not, however, waive rights or claims that may arise after the date you sign this Agreement below.

For the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that this General Release provision is intended to include in its effect, without limitation, all Claims that you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.  You expressly waive and relinquish all rights and benefits that you may have under any state or federal statute or common law principle that would otherwise limit the effect of this General Release provision to Claims known or suspected prior to the date you execute this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.

You understand that by executing this Agreement, you are giving up any Claims you may have at that time against the Released Parties for such things as employment discrimination and wrongful discharge, among others, regardless of whether you had ever asserted such Claims before your execution of this Agreement and regardless of whether you knew you had such Claims before your execution of this Agreement.  You are not, however, giving up any Claims against the Released Parties that are expressly excluded from the scope of this General Release provision, and you are not giving up any rights or claims based on events (such as actions by the Releasees) that occur after you execute this Agreement.

Covenant Not to Sue.  You agree that, except to the extent such right may not be waived by law, you will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the General Release provision above.  This “covenant not to sue” does not, however, prevent or prohibit you from seeking a judicial determination of the validity of your General Release under the Age Discrimination in Employment Act.  In addition, this “covenant not to sue” does not prevent or prohibit you from filing any administrative complaint or charge against the Released Parties (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but you understand that by signing this Agreement, you will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to Claims released or waived by this Agreement.

Consequences of Breach.  You agree that you will indemnify and hold the Released Parties harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement.  You also understand that your entitlement to and retention of the benefits we have agreed to provide you herein are expressly conditioned upon your fulfillment of your promises herein, and you agree, to the extent permitted or required by law, immediately to return or repay the amounts you have received from us pursuant to this Agreement in excess of $100.00 upon your breach of any provision of this Agreement.  For the purposes of this paragraph, a subsequent legal challenge to the validity of your release of claims under the Age Discrimination in Employment Act in this Agreement will not be considered a breach of this Agreement.  However, the severance benefits paid to you under this Agreement may serve as restitution, recoupment, and/or setoff in the event you prevail on the merits of such claim.  The Company agrees that it will indemnify you and hold you harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by you arising out of the Company’s breach of any portion of this Agreement.

Non-Admission.  This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company.  Nothing in this Agreement shall be construed as limiting the right of the Company or its officers, Board of Directors or representatives from disclosing information about this Agreement or the events leading up to it in any litigation or administrative proceeding or investigation or in any required corporate filing.

Severability.  The provisions of this Agreement are severable, and if any term of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

Consideration Period.  Because the arrangements discussed in this Agreement affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein.  You have twenty-four (24) days from the date you first received this Agreement within which to consider it, and you may take as much of that time as you wish before signing.  If you decide to accept the benefits offered herein, you must sign this Agreement on or before the expiration of the 24-day period and return it promptly to the Company.  If you do not wish to accept the terms of this Agreement, you do not have to do anything.

Revocation Rights.  For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke it entirely.  No rights or obligations contained in this Agreement shall become enforceable before the end of the seven-day revocation period.  If you decide to revoke this Agreement, you must deliver to the Company (Attention:  Rob Driskell) a signed notice of revocation on or before the last day of this seven-day period.  Upon delivery of a notice of revocation to the Company, this Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

Choice of Law.  This Agreement shall be subject to and interpreted in accordance with the laws of the State of Mississippi.

Complete Agreement.  This Agreement represents the complete agreement between you and the Company concerning the termination of your employment with the Company and supersede all prior agreements or understandings, written or oral, including, without limitation, your Employment Agreement, as amended, and any and all severance plans, programs and agreements under which you might otherwise be entitled to benefits; provided, however, that you shall continue to be subject to the provisions of Section 7 of your Employment Agreement as provided therein.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Effective Date.  This Agreement shall become effective (the “Effective Date”) eight (8) days after the date you execute it below, unless it is earlier revoked by you pursuant to the provisions set forth in the “Revocation Rights” section of this Agreement.

Acknowledgments.  If the terms of this Agreement correctly set forth our agreement, please so indicate by signing in the appropriate space below.  Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you had at least twenty-one (21) days to review this Agreement and to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

HANCOCK FABRICS, INC.

By:
Name
Title

I have carefully read the above Confidential Separation Agreement and General Release, understand the meaning and intent thereof, and voluntarily agree to its terms this ______ day of January, 2011.

Jane F. Aggers